Exhibit 10.1

Name:
Number of Restricted Stock Units:
Date of Grant:

ABIOMED, Inc.
Second Amended and Restated 2015 Omnibus Incentive Plan

Restricted Stock Unit Agreement (Executive Officer)

This agreement (this “Agreement”) evidences the grant of restricted stock units (the “Restricted Stock Units”) by ABIOMED, Inc. (the “Company”) to the individual named above (the “Grantee”) pursuant to and subject to the terms of the ABIOMED, Inc. Second Amended and Restated 2015 Omnibus Incentive Plan (as amended from time to time, the “Plan”), which is incorporated herein by reference.

1. Grant of Restricted Stock Units.  On the date of grant set forth above (the “Date of Grant”) the Company granted to the Grantee an award (the “Award”) consisting of the right to receive, on the terms provided herein and in the Plan, one share of Stock with respect to each Restricted Stock Unit forming part of the Award, in each case, subject to adjustment pursuant to Section 7 of the Plan in respect of transactions occurring after the date hereof.

2. Meaning of Certain Terms.  Each initially capitalized term used but not separately defined herein has the meaning assigned to such term in the Plan.

3. Vesting.  The term “vest” as used herein with respect to any Restricted Stock Unit means the lapsing of the restrictions described herein with respect to such Restricted Stock Unit (each such occurrence, a “Vesting Date”).

(a)

Unless earlier terminated, forfeited, relinquished or expired, thirty-three and one-third percent (33-1/3%) of the Restricted Stock Units shall vest on each anniversary of the Date of Grant, with the number of Restricted Stock Units that vest on any such date being rounded down to the nearest whole share and the Restricted Stock Units becoming 100% vested on the third anniversary of the Date of Grant, provided in each case that the Grantee has remained in continuous Employment from the Date of Grant through the applicable Vesting Date.  Automatically and immediately upon the cessation of the Grantee’s Employment for any reason the unvested portion of this Award shall terminate and be forfeited for no consideration.

(b)

Notwithstanding anything in this Agreement to the contrary, if (i) a Change of Control occurs and (ii) on or after the Change of Control and on or before the first anniversary of the Change of Control either (1) Grantee’s employment is terminated without Cause or (2) Grantee terminates his or her employment with for Good Reason, then any unvested and unearned Restricted Stock Units shall become immediately vested and earned as of the date of such termination of employment and shall be settled in accordance with Section 4 of this Agreement. For purposes of this Agreement, “Good Reason” means “Good Reason” as defined in the written employment or service agreement with the Company or any subsidiary, to which the Grantee is a party, or (ii) if clause (i) does not apply, then “Good Reason” shall mean the occurrence of any of the following conditions without the Grantee’s express consent: (A) a material diminution in the scope of the Grantee’s duties and authority; or (B) a relocation of the Grantee’s principal place of work to a location more than fifty (50) miles from Grantee’s current principal location of employment (unless such new location is closer to the primary residence of the Grantee). Notwithstanding the foregoing, the Grantee’s resignation shall not be deemed to have occurred for “Good Reason” unless the Grantee provides the Company with a written notice of Good Reason termination within sixty (60) days after the occurrence of an event giving rise to a claim of Good Reason, and the Company shall have thirty (30) days thereafter in which to cure or resolve the behavior otherwise constituting Good Reason, or to dispute such resignation for Good Reason and the Grantee resigns his or her employment as a result at the end of such thirty (30)-day period.

4. Delivery of Stock.  The Company shall deliver to the Grantee as soon as practicable upon the vesting of the Restricted Stock Units (or any portion thereof), but in all events no later than thirty (30) days following the date on which such Restricted Stock Units vest, one share of Stock with respect to each such vested Restricted Stock Unit, subject to the terms of the Plan and this Agreement.

5. Dividends, etc.  The Grantee shall have the rights of a shareholder with respect to a share of Stock subject to the Award only at such time, if any, as such share is actually delivered under the Award.  Without limiting the generality of the foregoing and for the avoidance of doubt, the Grantee shall not be entitled to vote any share of Stock subject to the Award or to receive or be credited with any dividend or other distribution declared and payable on any such share unless and until such share has been actually delivered hereunder and is held by the Grantee on the record date for such vote or dividend (or other distribution), as the case may be.

6. Certain Tax Matters.

(a) The Grantee expressly acknowledges and agrees that the Grantee’s rights hereunder, including the right to be issued shares of Stock upon the vesting of the Restricted Stock Units (or any portion thereof), are subject to the Grantee’s promptly paying, or in respect of any later requirement of withholding being liable promptly to pay at such time as such withholdings are due, to the Company in cash (or by such other means as may be acceptable to the Administrator in its discretion) all taxes required to be withheld, if any (the “Withholding Obligation”).

(b) By accepting this Award, the Grantee hereby acknowledges that the Company will hold back whole shares of Stock otherwise deliverable pursuant to this Agreement, as applicable,

having a Fair Market Value sufficient to satisfy the Withholding Obligation (but not in excess of the applicable minimum statutory withholding obligations or such greater amount that would not result in adverse accounting consequences to the Company).

7. Forfeiture/Recovery of Compensation.  By accepting the Award, the Grantee expressly acknowledges and agrees that his or her rights, and those of any permitted transferee, under the Award or to any Stock acquired under the Award or proceeds from the disposition thereof, are subject to Section 6(a)(5) of the Plan (including any successor provision).  (Nothing in the preceding sentence shall be construed as limiting the general application of Section 10 of this Agreement.)

In furtherance of the foregoing and as a condition of eligibility for the Award granted hereunder, and participation in the Plan, the Grantee understands and agrees that if his/her employment with the Company terminates for any reason (whether voluntary or involuntary), and the Grantee engages in any Prohibited Activity (as defined below) within two years after such termination, the Grantee will repay to the Company the economic value of the Award, which results or resulted from the Grantee’s exercise at any time after the date which is twelve months prior to the date of the Grantee’s termination of employment.  For purposes hereof, the economic value to be repaid is the market price per share at the time of exercise or vesting over the exercise price (if any) per share, multiplied by the number of shares so exercised or vested, without regard to any subsequent market price decrease or increase, reduced by any statutory income taxes paid by the Grantee with respect to income recognized in connection with any exercise or vesting.  For purposes hereof, the economic value with respect to any Award exercised or vested during a period in which the Grantee is an employee of the Company shall be presumed to be the amount reported as employment income by the Company.  For any period after the Grantee has ceased to be an employee of the Company, the economic value shall be calculated by using the high and low price on the date of exercise and vesting, unless there is actual price information available.

A.       The Grantee engages in a Prohibited Activity if he/she:

(i) directly, for his/her own account or for any other person, as agent, employee, officer, director, trustee, consultant, owner, partner, or shareholder, or any other capacity:

(ii)  hires or attempts to hire or assist any other person in hiring or attempting to hire any employee of the Company; or

(iii) encourages or assists any other person in encouraging any director, officer, employee, agent, consultant or any other person affiliated with the Company to terminate or alter his/her or its relationship with the Company; or

(iv) encourages or assists any other person in encouraging any customer or supplier of the Company to terminate or alter its relationship with the Company; or

(v) sells or markets or assists any other person in selling or marketing any product or service that competes, directly or indirectly with any product or service manufactured, sold or under development by the Company at the time the Grantee's employment with the Company is terminated (to include the Company’s service of providing specialized clinical education and training to healthcare professionals in the interventional cardiology space); or

(vi) researches, develops or manufactures or assists any other person in researching, developing or manufacturing any product or service that competes with any product or service conceived, manufactured, sold or under development by the Company at the time the Grantee's employment with the Company is terminated.

B. In order to assure that the Grantee does not breach any of the foregoing provisions, the Grantee agrees that for a period of two (2) years following the termination of his/her employment with the Company, he/she will not accept employment with, advise, provide consulting services to or acquire any interest in (other than an investment interest of less than 5% of the total outstanding shares of a publicly traded company) any business that directly or indirectly competes with any product or service manufactured, sold or under development by the Company or that utilizes or benefits from the same type of training provided by the Company without first obtaining the Company’s written consent.  Such businesses include, but are not necessarily limited to, MAQUET Cardiovascular, LLC (The Getinge Group),  Abbott Laboratories, Edwards Life Sciences, Cardiovascular Systems, Inc. (CSI), Procyrion, Inc., The Terumo Group, Fresenius Medical Care, Zoll Medical Corp., Boston Scientific, Medtronic PLC, LivaNova PLC (Cardiac Assist, Inc.), Magenta Medical Ltd., Hemovent GmbH and ALung Technologies, Inc., and any group, division or subsidiary of any of the foregoing.  The Company shall be permitted to withhold such consent in its sole discretion, unless the Grantee and the prospective employer are able to provide the Company with assurances reasonably satisfactory to the Company in its sole discretion that the Grantee will not be assisting the prospective employer in any of the prohibited endeavors listed in paragraph A. above.

8. Transfer of Award.  Neither the Award nor the Restricted Stock Units may be transferred except at death in accordance with Section 6(a)(3) of the Plan.

9. Form S-8 Prospectus.  The Grantee acknowledges that he or she has received and reviewed a copy of the prospectus required by Part I of Form S-8 relating to shares of Stock that may be issued pursuant to the Award under the Plan.

10. Acknowledgments.  By accepting the Award, the Grantee agrees to be bound by, and agrees that the Award is, and the Restricted Stock Units are, subject in all respects to, the terms of the Plan.  In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan shall control.  The Grantee further acknowledges and agrees that (a) the signature to this Agreement on behalf of the Company is an electronic signature that will be treated as an original signature for all purposes hereunder and (b) such electronic signature will be binding against the Company and will create a legally binding agreement when this Agreement is countersigned by the Grantee.

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Executed as of the ___ day of [MONTH], [YEAR].

Company:	ABIOMED, INC.

 By: ______________________________

Name:

Title:

Grantee:	__________________________________

Name:

Address:

[Signature Page to Restricted Stock Unit Agreement]